                                                                    Exhibit 10.1


(CAMBREX LOGO)


July 22, 2004

Mr. John R. Leone
225 Ravenscliff
St. Davids, PA 19087

Dear John:

I am pleased to confirm the details of our offer of employment as President & Chief Executive Officer of Cambrex Corporation ("Cambrex" or the "Company"), reporting to the Cambrex Corporation Board of Directors. This position will have the authority and responsibility for managing and directing the Company's global business, subject to the control and direction of the Board of Directors. Concurrent with your commencement of employment as Chief Executive Officer ("commencement date" or "date of hire"), you will be elected to the Company's Board of Directors. As compensation for your services as Chief Executive Officer, your base salary will be $575,000 per year. Base salaries for executives are normally reviewed on the executive's anniversary date each year and are subject to approval by the Compensation Committee of the Cambrex Board of Directors.

As a Cambrex senior executive you are entitled to receive a monthly automobile allowance of $940 subject to future cost of living adjustments. A portion of this automobile payment is likely to be deemed for personal use and will be considered compensation for tax purposes. As an alternative to this automobile allowance, the Company will provide you with either a company car and driver or engage a limousine service to transport you from Pennsylvania to the office in
E. Rutherford, New Jersey, whichever is the most cost effective option. If you decide to buy or rent an apartment or home in New Jersey within 35 miles of the headquarters, the company will provide you with a housing allowance of up to $5,000 per month to be offset by transportation expenses that would otherwise be incurred. All of the alternatives may involve imputed taxable income.

In addition, you are eligible to participate in the Cambrex Performance Improvement Plan (PIP) with a cash target award level of 75% of base salary, and a restricted stock target award level of 37.5% of salary. Your target payout is a guideline only, and your actual award will be based on performance against agreed upon objectives for Cambrex and you individually, as approved annually by the Board of Directors. Your actual cash bonus can go as high as a maximum of 150% of salary and your restricted stock award maximum as high as 75% of salary and both may be as low as zero, if minimum goals for improving business performance and/or meeting strategic objectives are not achieved.



Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Page 2
July 22,2004
Mr. John R. Leone

Award levels for achieving minimum levels of performance are equal to half of your cash and restricted stock awards at target. Restricted stock awards granted under the plan currently vest one third per year on the first, second and third anniversaries from the date of grant and are not transferable until the third anniversary from the date of grant. Restricted stock awards which are not vested are forfeited upon separation from the Company. The design of the PIP plan is subject to the approval and modification by the Compensation Committee. For 2004 the Company has agreed to give you a guaranteed PIP cash award of $350,000 payable within the first 45 days of 2005.

Subject to commencing your employment with the Company as Chief Executive Officer, you shall be granted options to purchase 400,000 shares of Common Stock of the Company, subject to the terms of the Company's Board of Director's approved Stock Option Plan. The exercise price of these options will be equal to the average of the high and low traded share price of a share of Cambrex Common Stock as reported by the NYSE on the date the grant is approved by the Cambrex Board of Directors. Your grant will be approved on your commencement date with Cambrex. These options will become 25% vested and exercisable on each of the first, second, third and fourth anniversaries of the grant date. In the event you voluntarily resign from the Company or are terminated for Cause as defined below, these options and any subsequent options granted but not vested at the time of your termination will terminate as of that date. If your employment is terminated other than for Cause or by you for Good Reason, as defined below, and in the case of death or total disability, you will be entitled to exercise those shares which are vested on the date of termination as well as fifty percent of the remaining unvested shares. As discussed, the Compensation Committee is reviewing the current Cambrex stock option/equity award program going forward in light of the high probability that expensing stock awards will be mandated. Currently the CEO position carries a three year stock option target or equivalent valued plan using full valued shares (substituting fewer restricted shares in lieu of stock options) for a total of 100,000 shares granted over a three year period of time. It is expected that any new plan design approved by the Compensation Committee will deliver equivalent value to you over the next three years.

On your date of hire, the Company will grant you an amount of Cambrex restricted common stock equal to the value of your "in the money" but unvested stock options granted by your current employer that will terminate based on your separation. (The number of shares under option and exercise prices are to be confirmed to the Company via copies of your stock option agreements). The value of your "in the money" but unvested stock options will be calculated using the closing price of Aventis on your date of hire, based on the closing conversion price of the Euro to the US dollar on that date.


Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Page 3
July 22, 2004
Mr. John R. Leone

In the event the transaction closes prior to the date of hire, we will use the final value of the Sanofi offer for Aventis shares. The number of shares of Cambrex stock will be determined by the average of the high and low traded share price of a share of Cambrex Common Stock as reported by the NYSE on your date of hire. (The number of Cambrex shares will be determined by dividing the surrendered Aventis value by the Cambrex share price). These restricted shares will vest one third per year commencing on the first, second, and third anniversaries of your commencement date. These restricted shares are not transferable until the third anniversary of your commencement date. In the event you voluntarily resign from the Company or are terminated for Cause, there will be no further vesting of these shares and you will be entitled to your vested shares only, on the third anniversary of your date of commencement. If your employment is terminated other than for Cause or by you for Good Reason, and in the case of death or total disability these shares will continue to vest one third per year on the first, second, and third anniversaries of your commencement date.

On your date of hire, the Company will grant you $1.6 million worth of Cambrex restricted common stock. The number of shares will be determined by the average of the high and low traded share price of a share of Cambrex Common Stock as reported by the NYSE on your date of hire. These restricted shares will vest twenty five percent per year commencing on the first, second, third and fourth anniversaries of your commencement date. These restricted shares are not transferable until the fourth anniversary of your commencement date. In the event you voluntarily resign from the Company or are terminated for Cause, there will be no further vesting of these shares and you will be entitled to your vested shares only, on the fourth anniversary of your commencement date. If your employment is terminated other than for Cause by the Company or by you for Good Reason, and in the case of death or total disability these shares will continue to vest twenty five percent per year on the first, second, third and fourth anniversaries of your commencement date.

As an officer of Cambrex, you will be covered by a "Change in Control Employment Agreement", as outlined in Cambrex's Proxy Statement and the form of which has been provided to you separately.

In the event that your employment with Cambrex is involuntarily terminated other than for Cause (as defined in the Change of Control agreement in paragraph 5
(b)), you will be entitled to receive severance payments equal to your monthly base salary plus your target bonus award, and continue all eligible employee benefits, for a period of up to twenty-



Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Page 4
July 22, 2004
Mr. John R. Leone

four months or until you secure other comparable employment, whichever occurs sooner. In the event that your employment is terminated by you for Good Reason as defined as relocation of the principal place at which your duties are to be performed to a location more than thirty-five miles from the current headquarters in East Rutherford, New Jersey or there is a substantial reduction in your responsibilities, authorities or functions from those which you were assigned on your date of hire, or there is a substantial reduction in your base salary or in your benefits which is not part of a general reduction of substantially all of the officers compensation, then you will be entitled to receive severance payments equal to your monthly base salary plus your target bonus award, and continue all eligible employee benefits, for a period of up to twenty four months or until you secure other comparable employment whichever occurs sooner. There is no obligation for you to actively pursue employment during the severance period, nor do you have any duty to mitigate any payments or benefits Cambrex may be required to provide during the severance period.

You will be eligible to participate in benefits provided to Cambrex -US employees, such as Health, Prescription Drug and Dental coverage, Basic Life Insurance, Supplemental Life Insurance, Long Term Disability, the Cambrex Savings Plan and the Cambrex Non-Qualified Deferred Compensation Plan. You will be entitled to take up to 5 weeks of vacation per year.

Enclosed for your review is a copy of the Cambrex Summary of Employee Benefits. The waiting period for the Cambrex Savings Plan is described in the Cambrex Summary of Benefits.

John, your commencement of work with Cambrex is contingent upon satisfactory completion of a pre-placement physical examination, background investigation, and reference checks. Please fill out and sign the enclosed application form and attachments to initiate the background check process.

On behalf of myself and the entire Cambrex Corporation Board of Directors, we are looking forward to working with you and to substantially increasing the value of the Company.



Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Page 5
July 22, 2004
Mr. John r. Leone


This offer will remain open until August 15,2004.

Sincerely,




/s/
James A. Mack
President, Chief Executive Officer and Chairman of the Board



Cc: Leon J. Hendrix, Jr., Chairman,
Governance Committee
John R. Miller, Chairman,
Compensation Committee
Steven M. KIosk, Executive Vice President


Please indicate your understanding and acceptance of this offer by signing below and returning one copy of this letter to us in the enclosed envelope.



      /s/
--------------------------
     John R. Leone


Expected Start Date

  [August 23, 2004]
----------------------



Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073 Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com